Exhibit e(xii) under Form N-1A
                                              Exhibit 1 under Item 601/ Reg. S-K

                                    Exhibit M

                                     to the

                             Distributor's Contract

                         MONEY MARKET OBLIGATIONS TRUST

              ARIZONA MUNICIPAL CASH TRUST - INSTITUTIONAL SERVICE SHARES
                CALIFORNIA MUNICIPAL CASH TRUST - INSTITUTIONAL SHARES

                  FLORIDA MUNICIPAL CASH TRUST - INSTITUTIONAL SHARES
                     FLORIDA MUNICIPAL CASH TRUST - CASH II SHARES

                          GEORGIA MUNICIPAL CASH TRUST

             MICHIGAN MUNICIPAL CASH TRUST - INSTITUTIONAL SERVICE SHARES
                 MICHIGAN MUNICIPAL CASH TRUST - INSTITUTIONAL SHARES

                    NEW YORK MUNICIPAL CASH TRUST - CASH II SHARES
             NEW YORK MUNICIPAL CASH TRUST - INSTITUTIONAL SERVICE SHARES

                   OHIO MUNICIPAL CASH TRUST - INSTITUTIONAL SHARES
               PENNSYLVANIA MUNICIPAL CASH TRUST - INSTITUTIONAL SHARES

             TENNESSEE MUNICIPAL CASH TRUST - INSTITUTIONAL SERVICE SHARES
                 TENNESSEE MUNICIPAL CASH TRUST - INSTITUTIONAL SHARES

The following provisions are hereby incorporated and made part of the Distributor's Contract dated March 1, 1994, between Trust and FSC with respect to the Class of Shares set forth above.

      1. The Trust hereby appoints FSC to engage in activities principally intended to result in the sale of shares of the above-listed Class ("Shares"). Pursuant to this appointment, FSC is authorized to select a group of financial institutions ("Financial Institutions") to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

      2. During the term of this Agreement, the Trust will pay FSC for services pursuant to this Agreement, a monthly fee computed at the annual rate of 0.25% of the average aggregate net asset value of the Shares held during the month. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.

      3. FSC may from time-to-time and for such periods as it deems appropriate reduce its compensation to the extent any Class' expenses exceed such lower expense limitation as FSC may, by notice to the Trust, voluntarily declare to be effective.

      4. FSC will enter into separate written agreements with various firms to provide certain of the services set forth in Paragraph 1 herein. FSC, in its sole discretion, may pay Financial Institutions a periodic fee in respect of Shares owned from time to time by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by FSC in its sole discretion.

      5. FSC will prepare reports to the Board of Trustees of the Trust on a quarterly basis showing amounts expended hereunder including amounts paid to Financial Institutions and the purpose for such expenditures.

      In consideration of the mutual covenants set forth in the Distributor's Contract dated March 1, 1994, between the Trust and FSC, Trust executes and delivers this Exhibit on behalf of the Funds and Classes thereof, first set forth in this Exhibit.

      Witness the due execution hereof this 1st day of November, 1999.

                                    MONEY MARKET OBLIGATIONS TRUST


                                    By:  /S/ RICHARD B. FISHER
                                       ---------------------------
                                    Name:  Richard B. Fisher
                                    Title:  Vice President

                                    FEDERATED SECURITIES CORP.

                                    By:  /S/ DAVID M. TAYLOR
                                       ---------------------------
                                    Name:  David M. Taylor
                                    Title:  Executive Vice President